UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: June 28, 2006

(Date of earliest event reported)

CRITICAL PATH, INC.

(Exact name of registrant as specified in its charter)

California	0-25331	94-1788300
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Harrison Street, 2nd Floor, San Francisco, California 94105

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (415) 541-2500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On June 28, 2006, Critical Path, Inc. (“Critical Path”) entered into a Sublease Agreement (the “Sublease”) with Babcock & Brown LP, for lease of its existing headquarters facilities located at Two Harrison Street, 2nd floor, San Francisco, California. The Sublease has a two-year term, and initially covers approximately 15,000 square feet. Monthly rent under the Sublease is approximately $39,000. As described below, the Sublease reduces that amount of leased office space at Critical Path’s existing headquarters by approximately 8,000 square feet (which space has been utilized solely as storage space), while keeping Critical Path in the same headquarter space it currently occupies.

Item 1.02. Termination of a Material Definitive Agreement

Effective June 28, 2006, Critical Path terminated the Hills Plaza I Office Lease dated as of November 16, 2001 between Critical Path and PPF Off 345 Spear Street, LP, as amended (the “Original Lease”) and covering approximately 23,000 square feet. Approximately 15,000 square feet of such space has been utilized by Critical Path as its headquarters facilities located at Two Harrison Street, 2nd Floor, San Francisco, California, and the remaining approximately 8,000 square feet has been utilized as storage space since entering into the Original Lease. Babcock & Brown LP signed a lease with the landlord to become the new tenant for this 23,000 square feet in the building and, as described above, has in turn sublet to Critical Path 15,000 square feet of office space which continues to serves as Critical Path’s headquarter facilities.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Sublease Agreement dated June 28, 2006 between Critical Path, Inc. and Babcock & Brown LP

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 5, 2006

CRITICAL PATH, INC.

By:	/s/ Michael J. Zukerman
Michael J. Zukerman
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Sublease Agreement dated June 28, 2006 between Critical Path, Inc. and Babcock & Brown LP